Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2018

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2018 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $6.1 million or $0.68 per share basic and $0.67 per share diluted, for the quarter ended June 30, 2018, as compared to earnings of $3.7 million or $0.41 per share basic and diluted, for the second quarter of 2017. For the first six months of 2018, earnings were $10.1 million or $1.14 per share basic and $1.12 per share diluted, compared to $7.1 million or $0.80 per share basic and $0.79 per share diluted, for the first six months of 2017.

“Codorus Valley realized a 64 percent increase in the second quarter net income due in part to implementing both short and long-term growth strategies, and also from benefits of the new corporate tax rate,” stated Larry J. Miller, Chairman, President and CEO. “A major internal focus in the second quarter has been preparing for the launch of our new personal online and mobile banking platform, one of several growth strategies we are currently employing. Final configurations and testing of the new personal online banking platform are currently in process. We expect to fully roll-out this enhanced digital platform to retail clients later this quarter. We are committed to providing our clients an exceptional digital experience that meets their financial needs, while gaining efficiencies.”

The Corporation’s net interest income for the second quarter of 2018 was $16.1 million, an increase of $1.5 million or 10 percent when compared to the net interest income of $14.6 million for the second quarter of 2017. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first six months of 2018, net interest income was $31.4 million, reflecting an increase of $2.7 million or 9.4 percent compared to $28.7 million for the first six months of 2017. The Corporation’s net interest margin was 3.89 percent for the first half of 2018, an increase from the net interest margin of 3.78 percent for the same period in 2017.

The provision for loan losses for the second quarter of 2018 was $300,000 compared to $825,000 for the same period in 2017. For the six months ended June 30, 2018, the provision for loan losses was $500,000 compared to $1.5 million for the first six months of 2017. The Corporation’s nonperforming assets ratio was 0.40 percent as of June 30, 2018, a decrease from 0.54 percent as of June 30, 2017. In addition to the decrease in nonperforming assets, the decrease in the provision for loan losses is also attributed to lower net charge-offs during the period and minimal changes in the loan portfolio’s risk ratings.

Noninterest income for the second quarter of 2018, excluding gains on sales of investment securities, was $3.5 million, an increase of 25 percent compared to noninterest income of $2.8 million for the second quarter 2017. For the first six months of 2018, noninterest income, excluding gains on sales of investment securities, was $6.8 million an increase of 24 percent compared to $5.5 million for the first six months of 2017. The increase in noninterest income, for the three and six months ended June 30, 2018, was attributed primarily to increases in service charges on deposit accounts, other income, and gains on sales of loans. For both the second quarter 2018 and the first six months of 2018, the gain on sales of investment securities decreased from $63,000 to $0, as compared to the same periods in 2017.

Noninterest expense was $11.6 million for the second quarter of 2018, an increase of $456 thousand as compared to noninterest expense of $11.2 million for the second quarter of 2017. For the first six months of 2018, noninterest expenses totaled $24.9 million, an increase of 12 percent compared to $22.2 million for the first six months of 2017. Higher personnel expenses, charitable donations and external data processing costs accounted for the majority of the increase. The aforementioned higher costs were partially offset by a decline in FDIC insurance premiums and other expenses.

Income tax expense for the quarter ended June 30, 2018 was $1.6 million versus $1.8 million for the same period in 2017. Income tax expense for the six months ended June 30, 2018 was $2.7 million versus $3.4 million for the same period in 2017. The effective tax rates for the periods ended June 30, 2018 and 2017 were 20.8 percent and 32.4 percent, respectively. Income tax expense and the effective tax rate decreased as a result of the new corporate tax rate enacted as part of the Tax Cuts and Jobs Act that became effective January 1, 2018.

Other News

As recently announced, on July 10, 2018, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.155 per share, payable on August 14, 2018 to shareholders of record at the close of business on July 24, 2018.

Upon receiving regulatory approval, a new full-service Financial Center is scheduled to open late summer 2018 at 2343 Oregon Pike in Lancaster, PA. This will be PeoplesBank’s first full-service location in the Lancaster County market. “While we have been serving the Lancaster market for several years through a Loan Production Office and five Retirement Community Offices, we are excited to open our first full-service Financial Center in Manheim Township to more fully serve residents and businesses in the Lancaster community,” commented Larry Miller.

Further investments are being made in the Maryland market with a relocation of the Corporation’s growing Bel Air, Maryland Loan Production Office now located at 139 North Main Street in Bel Air, MD. This relocation occurred in July 2018. A relocation of the Bel Air, Maryland Financial Center is scheduled for early fall 2018. The Financial Center will be moving to a newly renovated office located at 140 North Main Street in Bel Air, MD.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore and Harford Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2017 Form 10-K and 2018 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest income	$19,834	$17,295	$38,427	$33,800
Interest expense	3,755	2,667	7,003	5,112
Net interest income	16,079	14,628	31,424	28,688
Provision for loan losses	300	825	500	1,475
Noninterest income	3,543	2,843	6,760	5,524
Noninterest expense	11,623	11,167	24,880	22,230
Income before income taxes	7,699	5,479	12,804	10,507
Provision for income taxes	1,645	1,794	2,667	3,403
Net income	$6,054	$3,685	$10,137	$7,104
Basic earnings per share	$0.68	$0.41	$1.14	$0.80
Diluted earnings per share	$0.67	$0.41	$1.12	$0.79

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2018	2017	2017
Cash and short term investments	$86,021	$79,524	$61,329
Investment securities	160,989	164,902	188,763
Loans	1,468,690	1,401,479	1,355,682
Allowance for loan losses	(17,147)	(16,689)	(16,415)
Net loans	1,451,543	1,384,790	1,339,267
Premises and equipment, net	24,285	24,382	24,336
Goodwill	2,301	2,301	2,301
Other assets	53,993	53,306	54,335
Total assets	$1,779,132	$1,709,205	$1,670,331

Deposits	$1,442,824	$1,384,507	$1,325,665
Borrowed funds	148,274	150,805	171,834
Other liabilities	17,661	9,674	11,396
Shareholders’ equity	170,373	164,219	161,436
Total liabilities and shareholders’ equity	$1,779,132	$1,709,205	$1,670,331

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2018	2018	2017	2017	2017	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2018	2017
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to shareholders	$6,054	$4,083	$1,490	$3,410	$3,685	$10,137	$7,104
Basic earnings per share	$0.68	$0.46	$0.17	$0.38	$0.41	$1.14	$0.80
Diluted earnings per share	$0.67	$0.45	$0.17	$0.38	$0.41	$1.12	$0.79
Cash dividends paid per share	$0.155	$0.155	$0.129	$0.129	$0.129	$0.310	$0.258
Tangible book value per share (2)	$18.79	$18.30	$18.18	$18.20	$17.93	$18.79	$17.93
Book value per share	$19.05	$18.56	$18.44	$18.47	$18.19	$19.05	$18.19
Average shares outstanding	8,932	8,913	8,888	8,881	8,862	8,923	8,857
Average diluted shares outstanding	9,035	9,005	9,002	8,980	8,963	9,015	8,957

Performance Ratios (%)
Return on average assets (3)	1.39	0.97	0.35	0.82	0.88	1.18	0.87
Return on average equity (3)	14.36	9.87	3.58	8.30	9.16	12.13	8.94
Return on average realized equity (3)(4)	14.10	9.74	3.57	8.31	9.15	11.94	8.91
Net interest margin (5)	3.89	3.89	3.90	3.88	3.76	3.89	3.78
Efficiency ratio (6)	58.73	70.76	61.59	59.54	62.81	64.58	63.67
Net overhead ratio (3)(7)	1.85	2.38	2.04	1.96	2.01	2.11	2.05

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.01	0.01	0.20	0.50	0.03	0.01	0.01
Allowance for loan losses to total loans (8)	1.17	1.18	1.19	1.20	1.21	1.17	1.21
Nonperforming assets to total loans and foreclosed real estate	0.40	0.40	0.38	0.46	0.54	0.40	0.54

Capital Ratios (%)
Average equity to average assets	9.65	9.80	9.88	9.84	9.65	9.73	9.73
Tier 1 leverage capital ratio	10.37	10.43	10.26	10.32	10.17	10.37	10.17
Common equity Tier 1 capital ratio	11.78	11.66	11.58	11.47	11.55	11.78	11.55
Tier 1 risk-based capital ratio	12.47	12.36	12.29	12.18	12.27	12.47	12.27
Total risk-based capital ratio	13.65	13.55	13.48	13.37	13.46	13.65	13.46

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale